CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30913, 333-67677) of Greater Bay Bancorp of our report dated June 21, 2002 relating to the financial statements of the Greater Bay Bancorp 401(k) Plan, which appears in the Annual Report on Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
June 27, 2002